Exhibit 10.1

PARAGON 28, INC.

INTERIM CFO CONSULTING AGREEMENT

This Interim CFO Consulting Agreement (“Agreement”) is entered into as of April 3, 2024, (the “Effective Date”) by and between Paragon 28, Inc., a Delaware corporation (the “Company”) and Krissy Wright (“Consultant”). In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. Services; Compensation; Performance.

A. Services and Compensation. Consultant agrees to perform the services as shown on Exhibit A to this Agreement for the Company (the “Services). Company shall reimburse Consultant for all reasonable expenses incurred by Consultant in performing Services under this so long as Consultant: (1) receives written consent from the Company’s management prior to incurring the expenses; and (2) submits receipts for its expenses in accordance with Company’s expense reimbursement procedures.

B. Performance. Consultant will perform all of Consultant’s obligations under this Agreement in a good and professional manner, in accordance with relevant industry standards and will dedicate attention and resources to providing the Services as may be necessary for their satisfactory and timely completion.

2. Confidentiality.

A. Definition. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

B. Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose any information, including any terms of this Agreement regarding compensation or other matters to any person, including employees or Consultants of the Company; provided, however, that Consultant may discuss such terms with Consultant’s legal, tax or accounting specialists.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and, in the future, will receive confidential or proprietary information from third parties that are subject to a duty on the Company’s part to maintain the confidentiality of that information and to use it only for certain limited purposes. Consultant must hold all third party confidential or proprietary information in the strictest confidence and must not: disclose it to any person, firm or corporation; or use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with the relevant third party, both during the term of this Agreement and thereafter.

E. Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property, including but not limited to all: electronically stored information; passwords to access Company property; and Confidential Information that Consultant may have in Consultant’s possession or under Consultant’s control.

F. Equitable Relief. A breach of any of the promises or agreements contained in this Section 2 will result in irreparable and continuing damage to Company for which there may be no adequate remedy at law, and Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

3. Ownership.

A. Assignment. By entering this Agreement, Consultant assigns to the Company or Company’s designee all of Consultant’s right, title, and interest in and to any and all inventions, original works of authorship, mask works, developments, improvements, designs, know-how, ideas, information or trade secrets which Consultant solely or jointly: conceived of; developed; or reduced to practice, during the period of time Consultant is providing Services to the Company (“Inventions”). Consultant hereby makes all assignments necessary to accomplish the foregoing. Consultant further agrees that if Consultant uses or discloses Consultant’s own confidential information or intellectual property (including but not limited to Prior Inventions) in creating any Inventions during the period of time Consultant provides Services for the Company, the Company will have and Consultant hereby grants the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights of the Consultant. Consultant recognizes, however, that applicable law may exempt from this Assignment provision any invention, as to which Consultant can prove the following:

(i) It was developed entirely on Consultant’s own time; and

(ii) It was developed without any use of Company’s equipment, supplies, facilities or trade secrets; and

(iii) It does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research and development; and

(iv) It does not result from any work performed by Consultant for the Company.

Consultant understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully for exclusion under the provisions of applicable law. Consultant will advise the Company promptly in writing of any inventions that Consultant believes meet these provisions. Consultant acknowledges that all original works of authorship which have been and will be made by Consultant (solely or jointly with others) within the scope of Consultant’s Services provided under this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

4. Conflicting Obligations.

A. Conflicts. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant’s violation of this Section 4.A will be considered a material breach under Section 6.B.

5. Reports. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension of it, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to Consultant’s progress. The Company and Consultant agree that the time required to prepare these written reports will be considered time devoted to the performance of the Services.

6. Term and Termination.

A. Term. The term of this Agreement will begin on the Effective Date of this Agreement and will continue until terminated as provided in Section 6.B.

B. Termination. Either party may terminate this Agreement at any time upon written notice. In the event of such termination by the Company, Consultant will cease work immediately after receiving notice of such termination from the Company unless otherwise advised by the Company, and will notify the Company of all costs incurred up to the effective date of termination. The Company agrees to pay Consultant for all Services actually performed for work in progress and reimburse all reasonable, non-cancellable pre-approved costs and expenses incurred by Consultant in performing such Services in compliance with this Agreement, up to the date of Consultant’s receipt of notice of the Company’s intention to terminate this Agreement. Such payments will constitute full settlement of any and all claims of Consultant of every description against the Company.

C. Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except: Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 7 (Independent Consultant; Benefits), Section 8 (Indemnification), Section 9 (Non-solicitation) and Section 10 (Miscellaneous) will survive termination of this Agreement.

7. Independent Consultant; Insurance.

A. Independent Contractor. Consultant’s relationship with Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not an agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company. Consultant will not be entitled to any of the benefits that Company may make available to its employees. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of Services and receipt of fees under this Agreement. Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service if required by law. Because Consultant is an independent Consultant, Company will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions; or obtain workers compensation on Consultant’s behalf. Consultant agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest.

8. Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with: (i) any negligent, reckless or intentionally wrongful act of Consultant (or Consultant’s assistants, employees or agents if any as approved in advance by Company); (ii) a determination by a court or agency that the Consultant is not an independent Consultant; (iii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement if any as approved by the Company in advance); (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations; any (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

9. Non-solicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit or encourage any employee or Consultant of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant’s engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.

10. Miscellaneous.

A. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Colorado.

B. Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.

C. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement. This Agreement may not be modified other than by a written instrument signed by duly authorized representatives of the parties, which identifies the provisions of this Agreement subject to the modification.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. No Waiver. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion. Failure of either Party to enforce any provision of this Agreement shall not constitute a waiver of that provision or any other provision(s) of this Agreement.

F. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision may be modified by that court in compliance with the law, giving maximum effect to the intent of the Parties and will then be enforced as modified. All other terms and conditions of this Agreement shall remain in full force and effect and shall be construed in accordance with the modified provision.

E. Notices. All notices, requests and other communications under this Agreement must be in writing, and must be sent by a nationally recognized overnight courier or delivered by hand to the party to whom such notice is required or permitted to be given. If sent by overnight courier, any such notice will be considered to have been given the next business day after being sent. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by notice as provided by this section.

Paragon 28, Inc.		Consultant

Signature:	/s/ Matthew Millard	Signature:	/s/ Kristina Wright
Name:	Matthew Millard	Name:	Kristina “Krissy” Wright
Title:	Chief Human Resources Officer	Title:	Interim Chief Financial Officer

14445 Grasslands Dr. Englewood, CO 80112

EXHIBIT A

SERVICES AND FEES

1. Title: Interim Chief Financial Officer.

2. Services: The Services will include, without limitation: Work directly with the Company’s Board of Directors and Chief Executive Officer to advise on the Company’s financial and operating processes and perform such other duties as reasonably necessary and customary for a role as the Company’s interim Chief Financial officer.

3. Time to be devoted: While the time commitment may be variable, it is generally expected that Consultant provide approximately 40 hours of Services per week to the Company.

4. Consideration: As full and complete compensation for performing the Services, the Company shall pay Consultant compensation in the amount of $37,267 per month. Consultant will remain eligible for the compensation provided under the Company’s Non-Employee Director Compensation Policy so long as Consultant remains a member of the board of directors.

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